Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Apigee Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-203614) on Form S-8 of Apigee Corporation and subsidiaries of our report dated November 26, 2014, except as to Note 16 to the consolidated financial statements, which is as of April 11, 2015, with respect to the consolidated balance sheets of Apigee Corporation and subsidiaries as of July 31, 2014 and 2015, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2015, which report appears herein.

/s/ KPMG LLP

Santa Clara, California

October 14, 2015